Exhibit 10.15
CONCHO RESOURCES INC.
SUMMARY OF EXECUTIVE OFFICER
COMPENSATION PROGRAM
Compensatory Arrangements of Certain Officers
     On February 27, 2008, the compensation committee (the “Compensation Committee”) of the board of directors of the Company took certain actions with respect to the compensation of its executive officers, including approving bonuses for 2007 performance, establishing base salaries for 2008 and making option grants to executive officers under its 2006 Stock Incentive Plan. The exercise price of the stock options is $21.84, equal to the average of the high and low trading price of the Company’s common stock on the New York Stock Exchange on February 27, 2008. Information for the awards made to the Company’s principal executive officer, principal financial officer, and for the other affected named executive officers are set forth in the table below.

		2007	2008 Base	Stock Option
Officer	Title	Bonus	Salary	Awards
Timothy A. Leach	Chairman and Chief Executive Officer	$350,000	$450,000	150,000
Steven L. Beal	President and Chief Operating Officer	$350,000	$450,000	150,000
E. Joseph Wright	Vice President-Engineering and Operations	$185,000	$250,000	40,000
Curt F. Kamradt	Vice President, Chief Financial Officer and Treasurer	$175,000	$250,000	35,000
David W. Copeland	Vice President, General Counsel and Secretary	$125,000	$250,000	30,000
Jack F. Harper	Vice President-Business Development and Capital Markets	$150,000	$225,000	35,000
2008 Incentive Compensation Plan for Executive Officers
     On February 27, 2008 the Compensation Committee adopted an incentive compensation plan for the Company’s executive officers for the year ending December 31, 2008 (the “Incentive Compensation Plan”). The Incentive Compensation Plan is designed to reward the Company’s executive officers for achieving certain performance metrics, including net asset value per share growth, annual EBITDAX per share growth, total proved reserves growth, finding costs, annual production and any other performance metric considered by the Compensation Committee. In addition, the Compensation Committee retained the ability to apply discretion to awards based on extenuating market circumstances or on individual performance. Pursuant to the Incentive Compensation Plan, the Compensation Committee has set the target annual cash bonus amount for 2008 to be 100% of the 2008 base salary for each of Messrs. Leach and Beal, although awards to these two officers may range from 0% to 200% of 2008 base salary depending on the accomplishment of the performance metrics discussed above and subject to the discretion of the Compensation Committee. The target annual cash bonus for Messrs. Wright, Kamradt, Copeland and Harper will be allocated by the Compensation Committee from a bonus pool. The bonus pool for these officers is expected to be equal to 68% of the aggregate of their 2008 base salaries, although the bonus pool may range from 0% to 136% of the aggregate of their 2008 base salaries depending on the accomplishment of the performance metrics discussed above and subject to the discretion of the Compensation Committee.